Exhibit 10.19

Re:	Promotion to Chief Executive Officer

Dear Paul:

It is with great pleasure that I confirm your promotion to the position of Chief Executive Officer of Gigamon LLC (“Company”) under the terms set forth in this letter agreement (“Agreement”). Your promotion and the terms set forth in this Agreement are effective December 19, 2012.

Promotion and New Position

You were promoted from your current position of Vice President of Marketing and Product Management to the position of Chief Executive Officer. In your new position, you will report to the Company’s Board of Directors (the “Board”). The Company continues to retain the discretion to change your position, duties, reporting relationship and work location, as it deems necessary.

Base Salary and Bonus Potential

As a result of your promotion, your annual base salary will be increased to three hundred and twenty thousand dollars ($320,000), effective January 1, 2013.

Beginning fiscal 2013, you will be eligible to receive an annual discretionary performance bonus of up to 75% of your base salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Board, or the Compensation Committee of the Board, in its sole discretion (the “Annual Bonus”). The Annual Bonus, or any portion thereof, that the Board, or the Compensation Committee of the Board, determines has been earned, will be paid quarterly, within thirty (30) days following the end of each quarter.

Benefits

You will be eligible to participate in all benefit programs currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, in accordance with existing Company policy and the terms of such programs.

Option Grant

In connection with your promotion, the Company will grant you an option to purchase 500,000 Company common units under our 2012 Unit Option Plan (the “Option”). The vesting start date of the Option will be January 1, 2013 and the Option will vest as to 1/48th of the shares subject to the Option on each monthly anniversary of the grant date, subject to your continued service through each such vesting date. The Option will have a per-unit exercise price equal to the fair market value of a Company common unit at the date of grant, as determined by the Board in its discretion. The Option will otherwise be subject to the terms of the 2012 Unit Option Plan and a standard form of option agreement under the plan to be entered into between you and the Company.

Your outstanding Company options and Performance Unit grants are not affected by your promotion or this Agreement, and will remain in full force and effect in accordance with their terms.

Proprietary Information and Inventions Agreement

Your Employee Agreement Regarding Proprietary Information and Inventions with the Company dated November 17, 2011 (the “Proprietary Information Agreement”) is not affected by your promotion or this Agreement, and the Proprietary Information Agreement will remain in full force and effect in accordance with its terms. You will continue to be required to abide by the Proprietary Information Agreement as a condition of your employment.

At-Will Employment Relationship

Your employment continues to be terminable at-will, and either you or the Company may terminate your employment relationship at any time, with or without cause or advance notice.

Change in Control Severance Agreement

Your Change in Control Severance Agreement (“Change in Control Agreement”) dated September 17, 2012, is hereby amended as follows:

The term “six (6) months” in sections 3(a)(i), 3(a)(ii) and 3(a)(iii), relating to the amount of standard severance benefits, is deleted and replaced in each such section by “twelve (12) months” and the term “sixth (6th) calendar month” in the last sentence of section 3(a)(iii) is deleted and replaced by “twelfth (12th) calendar month.”

The term “six (6) months” in sections 3(b)(i) and 3(b)(iii), relating to the amount of change in control severance benefits, is deleted and replaced in each such section by “twelve (12) months” and the term “sixth (6th) calendar month” in the last sentence of section 3(a)(iii) is deleted and replaced by “twelfth (12th) calendar month.”

Apart from the above amendments, your Change in Control Agreement will continue in effect under its existing terms.

Miscellaneous

This Agreement sets forth and forms the complete and exclusive statement of your employment agreement with the Company concerning your promotion and employment terms, and supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning the subject matters set forth in this letter including, but not limited to, your original offer letter with the Company dated June 21, 2011 (the “Offer Letter”). Notwithstanding the foregoing, this Agreement does not supersede Sections 7 (“Confidentiality”) and 9 (“Dispute Resolution”) of the Offer Letter, which remain in effect, and this Agreement does not supersede the Confidentiality Agreement, your existing equity award agreements or the Change in Control Agreement, except as amended herein. This Agreement cannot be changed except in a writing signed by you and a duly authorized member of the Board.

Please sign and date this letter, and return it to me to indicate your acceptance.

Sincerely,

Gigamon LLC

/s/ Corey Mulloy
Corey Mulloy
Board of Directors

ACCEPTED

/s/ Paul Hooper
Paul Hooper	Date